Exhibit 3.22

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

NCH NUWORLD, L.L.C.

This Limited Liability Company Agreement of NCH NuWorld, L.L.C. (the “Company”) is made as of March 27, 2000, among NuWorld Marketing Limited, a Delaware corporation, and Coupon Select, Inc., a California corporation, as initial members of the Company.

WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del.C. §18-101, et seq., as amended from time to time (the “Delaware Act”), by the filing of a Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware on March 9, 2000.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions. Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

“Affiliate” means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the Power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Limited Liability Company Agreement, as amended, modified, supplemented or restated from time to time.

“Assignee” means any Person who is an assignee of a Member’s interest in the Company, or part thereof, and who does not become a Member pursuant to Section 13.1 hereof

“Capital Account” means, with respect to any Unit Holder, the account maintained for such Unit Holder in accordance with the provisions of Section 4.4 hereof.

“Capital Contribution” means, with respect to any Unit Holder, the aggregate amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company pursuant to Section 4.1 hereof with respect to the Units held by such Unit Holder. In the case of a Unit Holder who acquires an interest in the Company by virtue of an assignment in accordance with the terms of this Agreement, “Capital Contribution” has the meaning set forth in Section 4.4(i) hereof.

“Certificate” means the Certificate of Formation and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a specific section (§) of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

“Company” means NCH NuWorld, L.L.C., the limited liability company heretofore formed and continued under and pursuant to the Delaware Act and this Agreement.

“Covered Person” means a Member, the Manager, any Affiliate of a Member or of the Manager, any officers, directors, shareholders, partners, employees, representatives or agents of a Member, the Manager or their respective Affiliates, or any employee or agent of the Company or its Affiliates.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq., as amended from time to time.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; and provided further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

“Fiscal Year” means (i) the period commencing upon the formation of the Company and ending on December 31, 2000, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in Clause (ii) of this sentence for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article VIII hereof.

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(i) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by the contributing Member and the Manager;

(ii) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Unit Holder of more than a de minimis amount of Company assets as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Treasury Regulation §1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to Clause (a) and Clause (b) of this sentence shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Unit Holders in the Company; and

(iii) the Gross Asset Value of any Company asset distributed to any Unit Holder shall be the gross fair market value of such asset on the date of distribution, as determined by the distributee Member and the Manager.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Paragraph (i) or Paragraph (ii) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Liquidating Trustee” has the meaning set forth in Section 14.3 hereof.

“Majority Vote” means the written approval of, or the affirmative vote by, Members holding a majority of the Units held by Members.

“Manager” means the Person designated by the Members in Section 6.1 hereof as the manager of the Company within the meaning of the Delaware Act and shall include a successor appointed pursuant to the provisions of this Agreement.

“Member” means any Person named as a member of the Company on Schedule A hereto and “Members” means two (2) or more of such Persons when acting in their capacities as members of the Company. For purposes of the Delaware Act, the Members shall constitute one (1) class or group of members.

“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

“Profits” and “Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with §703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to §703(a)(1) of the Code), with the following adjustments:

(i) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(ii) any expenditures of the Company described in §705(a)(2)(B) of the Code (or treated as expenditures described in §705(a)(2)(B) of the Code pursuant to Treasury Regulation §1.704-1 (b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii) in the event the Gross Asset Value of any Company asset is adjusted in accordance with Paragraph (ii) or Paragraph (iii) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; and

(v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation” above.

“Substitute Member” means a Person who is admitted to the Company as a Member pursuant to Section 13.1 hereof, and who is named as a Member on Schedule A to this Agreement.

“Tax Matters Member” has the meaning set forth in Section 11.1 hereof.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unit” means an interest in the Company representing such fractional part of the interest of all Unit Holders pursuant to this Agreement as is equal to the quotient of one (1) divided by the total number of Units.

“Unit Holder” means any Person who holds one (1) or more Units, regardless of whether such Person is a Member and regardless of whether such Units were initially acquired by such Person from the Company or by assignment from another Unit Holder.

Section 1.2 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

ARTICLE II

TERM

Section 2.1 Name. The name of the Company heretofore formed and continued hereby is NCH NuWorld, L.L.C.. The business of the Company may be conducted upon compliance with all applicable laws under any other name designated by the Manager.

Section 2.2 Term. The term of the Company commenced on the date the Certificate was filed in the office of the Secretary of State of the State of Delaware and shall continue until dissolved in accordance with the provisions of this Agreement.

Section 2.3 Registered Agent and Office. The Company’s registered agent and office in Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. At any time, the Manager may designate another registered agent and/or registered office.

Section 2.4 Principal Place of Business. The principal place of business of the Company shall be at 75 Tri-State International, Suite 400, Lincolnshire, Illinois 60069. Upon ten (10) days notice to the Members, the Manager may change the location of the Company’s principal place of business, provided that such change has no material adverse effect upon any Member.

Section 2.5 Qualification in Other Jurisdictions. The Manager shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business. The Manager, as an authorized person, within the meaning of the Delaware Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

ARTICLE III

PURPOSE AND POWERS OF THE COMPANY

Section 3.1 Purpose. The Company is formed for the purpose of engaging in any lawful act or activity for which a limited liability company may be organized under the Act.

Section 3.2 Powers of the Company.

(i) The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in Section 3.1, including, but not limited to, the power:

(a) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Delaware Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(b) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(c) to enter into, perform and carry out contracts of any kind, including, without limitation, contracts with the Manager, any Member, any Affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to, or incidental to the accomplishment of the purpose of the Company;

(d) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, trusts, limited liability companies, or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(e) to lend money for its proper purpose, to invest and reinvest its funds, to take and hold real and personal property for the payment of funds so loaned or invested;

(f) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

(g) to elect and designate one (1) or more managers of the Company in accordance with Section 6.1 hereof and to appoint employees and agents of the Company, and define their duties and fix their compensation;

(h) to indemnify any Person in accordance with the Delaware Act;

(i) to cease its activities and cancel its Certificate;

(j) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

(k) to borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

(l) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

(m) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

(ii) The Company may merge with, or consolidate into, another Delaware limited liability company or other business entity (as defined in Section 18-209(a) of the Delaware Act) upon a Majority Vote.

ARTICLE IV

CAPITAL CONTRIBUTIONS, UNITS,

CAPITAL ACCOUNTS AND ADVANCES

Section 4.1 Capital Contributions.

(i) Each Unit Holder has contributed, or will contribute on or before March 31, 2000, to the capital of the Company the assets described in Schedule A attached hereto, the receipt of which by the Company is hereby acknowledged, and has received in exchange therefore the number of Units set forth in Schedule A.

(ii) No Unit Holder shall be required to make any additional capital contribution to the Company. However, a Unit Holder may make additional capital contributions to the Company with the written consent of all of the Members.

Section 4.2 Units. A Unit Holder’s interest in the Company shall be represented by the “Unit” or “Units” held by such Unit Holder. Each Unit Holder’s respective Units shall be set forth on Schedule A attached hereto. Each Unit Holder hereby agrees that its interest in the Company and in its Units shall for all purposes be personal property. A Unit Holder has no interest in specific Company property.

Section 4.3 Status of Capital Contributions.

(i) Except as otherwise provided in this Agreement, the amount of a Unit Holder’s Capital Contributions may be returned to it, in whole or in part, at any time, but only with the consent of all Members. Any such returns of Capital Contributions shall be made to all Unit Holders in proportion to the number of Units then held by each Unit Holder. Notwithstanding the foregoing, no return of a Unit Holder’s Capital Contributions shall be made hereunder if such distribution would violate applicable state law. Under circumstances requiring a return of any Capital Contribution, no Unit Holder shall have the right to demand or receive property other than cash, except as may be specifically provided in this Agreement.

(ii) No Unit Holder shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Unit Holder, except as otherwise specifically provided in this Agreement.

(iii) Except as otherwise provided herein and by applicable state law, the Members shall be liable only to make their capital contributions pursuant to Section 4.1 hereof, and no Member or Assignee shall be required to lend any funds to the Company or, after a Member’s Capital Contributions have been fully paid pursuant to Section 4.1 hereof, to make any additional capital contributions to the Company. No Unit Holder shall have any personal liability for the repayment of any Capital Contribution of any other Member or Assignee.

Section 4.4. Capital Accounts.

(i) An individual Capital Account shall be established and maintained for each Unit Holder. The original Capital Account established for any Unit Holder who acquires an interest in the Company by virtue of an assignment in accordance with the terms of this Agreement shall be in the same amount as, and shall replace, the Capital Account of the assignor of such interest, and, for purposes of this Agreement, such Unit Holder shall be deemed to have made the Capital Contributions made by the assignor of such interest (or made by such assignor’s predecessor in interest). To the extent such Unit Holder acquires less than the entire interest in the Company of the assignor of the interest so acquired by such Unit Holder, the original Capital Account of such Unit Holder and its Capital Contributions shall be in proportion to the interest it acquires, and the Capital Account of the assignor who retains a partial interest in the Company, and the amount of its Capital Contributions, shall be reduced in proportion to the interest it retains.

(ii) The Capital Account of each Unit Holder shall be maintained in accordance with the following provisions:

(a) to such Unit Holder’s Capital Account there shall be credited such Unit Holder’s Capital Contributions, such Unit Holder’s distributive share of Profits and the amount of any Company liabilities that are assumed by such Unit Holder or that are secured by any Company assets distributed to such Unit Holder;

(b) to such Unit Holder’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company assets distributed to such Unit Holder pursuant to any provision of this Agreement, such Unit Holder’s distributive share of Losses and the amount of any liabilities of such Unit Holder that are assumed by the Company or that are secured by any property contributed by such Unit Holder to the Company; and

(c) in determining the amount of any liability for purposes of this Subsection (ii), there shall be taken into account §752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

Section 4.5 Advances. If any Unit Holder shall advance any funds to the Company in excess of its Capital Contributions, the amount of such advance shall neither increase its Capital Account nor entitle it to any increase in its share of the distributions of the Company. The amount of any such advance shall be a debt obligation of the Company to such Unit Holder and shall be repaid to it by the Company with interest at a rate equal to the lesser of the prime rate announced from time to time by Harris Trust and Savings Bank, Chicago, Illinois, and (ii) the maximum rate permitted by applicable law, and upon such other terms and conditions as shall be mutually determined by such Unit Holder and the Manager. Any such advance shall be payable and collectible only out of Company assets, and the other Unit Holders shall not be personally obligated to repay any part thereof. No Person who makes any nonrecourse loan to the Company shall have or acquire, as a result of making such loan, any direct or indirect interest in the profits, capital or property of the Company, other than as a creditor.

ARTICLE V

MEMBERS

Section 5.1 Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. The Members shall also have the power to authorize the Manager, by Majority Vote, to possess and exercise any right or power not already vested in the Manager pursuant to Section 6.2 or any other provision of this Agreement. In addition to the foregoing, the Members have the power to exercise any and all other rights or powers of the Company and do all lawful acts and things as are not by the Delaware Act or this Agreement directed or required to be exercised or done by the Manager.

Section 5.2 Partition. Each Member waives, until termination of the Company, any and all rights that it may have to maintain an action for partition of the Company’s property.

Section 5.3 Resignations; Retirements. A Member may not resign from the Company without the written consent of all of the other Members. If a Member is permitted to resign pursuant to this Section 5.3, and, following its resignation, there are less than two (2) remaining Members, an additional member shall be admitted to the Company, in accordance with Section 14.2 hereof, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company. In such event, the Company shall not dissolve if the business of the Company is continued without dissolution in accordance with Section 14.2 hereof. The Company may recover damages for breach of this Section 5.3 if any Member violates this Section 5.3 and may offset the Company’s damages against any amount owed to a resigning Member for distributions.

ARTICLE VI

MANAGER

Section 6.1 Designation of Manager. The management of the Company’s business shall be vested exclusively in a Manager designated by the Members. The Manager may be but need not be a Member. The Members hereby designate NuWorld Marketing Limited to be the initial Manager, and NuWorld Marketing Limited hereby accepts and agrees to be bound by the terms and conditions of this Agreement. In the event that NuWorld Marketing Limited ceases to be the manager of the Company as provided in this Agreement, a successor Manager shall be elected by a Majority Vote. Such successor Manager shall execute an instrument reasonably satisfactory to the Members accepting and agreeing to the terms and conditions of this Agreement.

Section 6.2 Management of the Company.

(a) The business and affairs of the Company shall be managed by the Manager. The Manager shall have full authority to act for the Company in all matters in connection with or relating to the Company’s Business.

(b) The Manager shall possess and enjoy all the rights and powers of a manager under the Act, except as otherwise provided for by this Agreement. On behalf of the Company and in furtherance of the business of the Company, the Manager shall have the authority to perform all acts which the Company is authorized to perform, without the consent of the Members, including the authority to:

(i) purchase or otherwise acquire, outright or by lease, at such time or times, for such prices and on such terms as it deems desirable, real or personal property, tangible or intangible, of all types for use in the Company’s business, which property may be owned at the time of such purchase by the Manager or its Affiliates;

(ii) execute and deliver such documents, instruments or agreements as the Manager may deem necessary or desirable for the acquisition, operation and disposition of the Company’s business and the investment, management and maintenance of its assets, or for other Company purposes, and amendments, revisions and substitutions to any of the foregoing;

(iii) acquire, and make all decisions relating to, any interests of the Company in any corporation, partnership, limited liability company, joint venture, or other entity, including, without limitation, decisions relating to: (a) the execution of subscription, shareholders’, partnership, operating, limited liability company or joint venture agreements, voting agreements, or the like having such terms as the Manager, in its sole discretion, shall determine or consent to; (b) the operation, financing or acquisition or sale of properties of such entity, and (c) the sale of the Company’s interest in the entity;

(iv) enter into leases, licenses, sublicenses, franchises or other agreements with respect to all or any portion of the Company’s property, whether or not such leases, licenses or agreements (including renewal or option terms) shall extend beyond the date of termination of the Company, upon such terms as it deems proper;

(v) compromise, submit to arbitration, sue on, or defend all claims in favor of or against the Company;

(vi) do all acts it deems necessary or appropriate for the protection and preservation of the Company’s assets, including insuring the business and assets of the Company in such amounts and against such risks as the Manager deems advisable;

(vii) subject to the provisions of Section 6.2(e), sell or otherwise dispose of any or all of the assets of the Company in one or more transactions at any time;

(viii) finance any assets or activities of the Company or refinance, increase, modify, consolidate, prepay or extend any debts, mortgages or other security obligations of the Company; borrow money (including borrowings from the Manager or any other Member or their Affiliates, there being no obligation, however, for the Manager or any of their Affiliates to make any such loan) on a secured or unsecured basis and grant or pledge Company assets as security for any such loan and confess a judgment against the Company in connection therewith;

(ix) hold the Company assets in the Company name or the name of one or more nominees;

(x) open one or more bank accounts in the name of the Company or in any other name in which the Company’s funds are to be held, make deposits therein, draw funds therefrom and deal in or with the Company’s funds in such manner as it may deem appropriate;

(xi) make distributions of Company funds or assets to the Members and Assignees as provided for by this Agreement; and

(xii) make such income tax elections as it deems appropriate or desirable, in its sole discretion exercise all rights, powers and duties as Tax Matters Partner, as contemplated by the Code and the Regulations, prepare and file tax returns for the Company with federal, state and local authorities; file amendments to such returns; participate on behalf of the Company in audits of such returns; consent to extensions relating to such returns; execute on behalf of the Company documents relating to the settlement of tax proceedings involving the Company or its tax returns; participate at the Company’s expense in administrative and judicial proceedings, including appeals, relating to the

Company’s tax returns or its tax liabilities; and settle issues relating to the Company’s federal and, to the extent required, state and local income tax returns even though the Members rather than the Company shall be subject to tax as so determined.

(c) The Manager may, on behalf of the Company, employ, engage, retain or deal with any persons, corporations or other entities (including its Affiliates) to act in such capacities as the Manager may determine.

(d) With respect to third parties, the signature of the Manager on any agreement, contract, mortgage, deed of trust, promissory note, instrument or other document shall be sufficient to bind the Company in respect thereof and shall conclusively evidence the authority of the Manager with respect thereto, and no Person need look to any other evidence or require joinder or consent of any other Person.

(e) In the event that the Manager proposes a merger or consolidation of the Company with or into any Other Business Entity or a sale of substantially all of the assets of the Company, such merger, consolidation or sale shall require the approval of a Majority Interest of the Units owned by Members.

(f) Any approval, consent, vote or other action of the Members required or contemplated by this Agreement may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the approval, consent, vote or other action so taken is signed by Members holding the requisite number of Units and delivered to the Manager. Any failure to give notice of any such approval, consent, vote or other action to the Members not executing a consent shall not effect the validity of the approval, consent, vote or other action.

Section 6.3 Removal of Manager.

(i) The Manager may not be removed except by the unanimous vote of the Members.

(ii) Any removal of the Manager shall become effective on such date as may be specified by the Members. Should a Manager that is removed also be a Member, such Member shall continue to participate in the Company as a Member and shall share in the Profits and Losses in the same ratios, as provided in Articles VIII and IX hereof, as were applicable to such Member before its removal as Manager.

Section 6.4 Liability of Manager for Certain Acts or Omissions. The doing of any act or the failure to do any act by the Manager, the effect of which may cause or result in loss or damage to the Company, shall not subject the Manager to any liability to the Members if the Manager acted in good faith and in a manner the Manager reasonably believed to be in or not opposed to the best interests of the Company.

Section 6.5 Indemnification.

(a) To the fullest extent permitted under the Act, the Company shall indemnify any Person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Manager or Member of the Company, or a director, management committee or advisory member or officer (or Person serving in any capacity equivalent to any of the foregoing) of the Company or a Manager, or is or was serving at the request of the Company as a director, management or advisory committee member or officer (or in any capacity equivalent to any of the foregoing) of another corporation, partnership, joint venture, trust or other enterprise (all of the foregoing being herein collectively referred to as “Covered Capacities”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or pleas of nolo contendre or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) To the fullest extent permitted under the Act, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was serving in any of the Covered Capacities, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect to any claim, issue or matter as to which such action or suit alleges misconduct in the performance of his duty to the Company unless and then only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, and in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

(c) Anything in Sections 6.5(a) or (b) to the contrary notwithstanding, to the extent that any person referred to therein has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to therein or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under Sections 6.5(a) or (b) (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determi-

nation that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in Sections 6.5(a) or (b). Such determination shall be made by the Manager.

(e) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding, as authorized by the Manager in the specific case upon receipt of any undertaking by or on behalf of the indemnitee to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company.

(f) The indemnification provided by this Section 6.5 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, or otherwise, and shall continue as to a person who has ceased to serve in a Covered Capacity and shall inure to the benefit of his successors in interest, including but not limited to his trustees, heirs, executors, and administrators.

(g) The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was serving in any of the Covered Capacities and incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Section.

(h) Each Person who is or was an employee or agent of the Company or an employee or agent of a Manager, or who is or was serving at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise may be indemnified (or covered by insurance), in the manner and to the extent provided in this Section 6.5 for persons acting in Covered Capacities, at the discretion of the Manager.

(i) The Company shall have the right to assume the defense of any action, suit or proceeding in connection with which any Person is entitled to indemnification under this Section 6.5 and to select counsel for such purpose. No Person entitled to indemnification hereunder shall consent to entry of any judgment or enter into any settlement in connection with any such action, suit or proceeding without the consent of the Company, and the Company shall not, without the consent of each such Person that is entitled to indemnification, consent to entry of any judgment or enter into any settlement in connection with such action, suit or proceeding which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Person of a release from all liability in respect to such claim or litigation.

(j) Indemnification under this Section 6.5 shall not be available to any Person in the case of any action, suit or proceeding brought against the Company by or on behalf of such Person.

ARTICLE VII

AMENDMENTS AND MEETINGS

Section 7.1 Amendments. Any amendment to this Agreement shall be adopted and be effective as an amendment hereto if it receives a Majority Vote of the Members.

Section 7.2 Meetings of the Members.

(i) Meetings of the Members may be called by the Manager and shall be called by the Manager upon the written request of any Member. The call shall state the location of the meeting and the nature of the business to be transacted. Notice of any such meeting shall be given to all Members not less than seven (7) business days nor more than thirty (30) days prior to the date of such meeting. Members may vote in person or by proxy at such meeting. Whenever a vote, consent or approval of Members is permitted or required under this Agreement, such vote, consent or approval may he given at a meeting of Members or may be given in accordance with the procedure prescribed in Subsection (v) of this Section 7.2.

(ii) For the purpose of determining the Members entitled to vote on, or to vote at, any meeting of the Members or any adjournment thereof, the Manager or the Member requesting such meeting may fix, in advance, a date as the record date for any such determination. Such date shall not be more than thirty (30) days nor less than ten (10) business days before any such meeting.

(iii) Each Member may authorize any Person to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(iv) Each meeting of Members shall be conducted by the Manager or Member requesting such meeting or by such other Person that the Manager or Member requesting such meeting may designate.

(v) The Company may take any action contemplated under this Agreement as approved by the written consent of the Members holding a majority of the Units.

ARTICLE VIII

ALLOCATIONS

Section 8.1 Profits and Losses.

(i) Subject to the allocation rules of Section 8.2 hereof, Profits for any Fiscal Year shall be allocated among the Unit Holders in proportion to the number of Units held by each Unit Holder.

(ii) Subject to the allocation rules of Section 8.2 hereof, Losses for any Fiscal Year shall be allocated among the Unit Holders in proportion to the number of Units held by each Unit Holder.

Section 8.2. Allocation Rules.

(i) In the event Members are admitted to the Company pursuant to this Agreement on different dates, the Profits (or Losses) allocated to the Unit Holders for each Fiscal Year during which Members are so admitted shall be allocated among the Unit Holders in proportion to the number of Units each holds from time to time during such Fiscal Year in accordance with §706 of the Code, using any convention permitted by law and selected by the Manager.

(ii) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Manager using any method that is permissible under §706 of the Code and the Treasury Regulations thereunder.

(iii) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Unit Holders in the same proportions as they share Profits and Losses for the Fiscal Year in question.

(iv) The Members are aware of the income tax consequences of the allocations made by this Article VIII and hereby agree to be bound by the provisions of this Article VIII in reporting their shares of Company income and loss for income tax purposes.

Section 8.3. Tax Allocations; Section 704(c) of the Code.

(i) In accordance with §704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Unit Holders so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 1.1 hereof).

(ii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to Paragraph (ii) of the definition of “Gross Asset Value” contained in Section 1.1 hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under §704(c) of the Code and the Treasury Regulations thereunder.

(iii) Any elections or other decisions relating to allocations under this Section 8.3, including the selection of any allocation method permitted under proposed Treasury Regulation § 1.704-1(c), shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 8.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Unit Holder’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

ARTICLE IX

DISTRIBUTIONS

Section 9.1 Distributions. Distributions shall be made at such time or times and in such amounts as may be determined by the Manager, subject to compliance with the Act.

ARTICLE X

BOOKS AND RECORDS

Section 10.1 Books, Records and Financial Statements.

(i) At all times during the continuance of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company business in accordance with generally accepted accounting principles consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with a certified copy of this Agreement and of the Certificate, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each Member and its duly authorized representative for any purpose reasonably related to such Member’s interest in the Company.

(ii) The Manager shall prepare and maintain, or cause to be prepared and maintained, the books of account of the Company. Within three (3) months after the close of each Fiscal Year, the following documents shall be transmitted by the Manager to each Member:

(1) a statement indicating such Member’s share of each item of Company income, gain, loss, deduction or credit for such Fiscal Year for income tax purposes; and

(2) a copy of each income tax return, federal or state, filed by the Company for such Fiscal Year.

(iii) All information contained in any statement or other document distributed to any Member pursuant to Subsection (ii) of this Section 10.1 shall be deemed accurate, binding and conclusive with respect to such Member unless written objection is made thereto by such Member to the Company within twenty (20) business days after the receipt of such statement or other document by such Member.

Sections 10.2 Accounting Method. For both financial and tax reporting purposes and for purposes of determining Profits and Losses, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions and be appropriate and adequate for the Company’s business.

ARTICLE XI

TAX MATTERS

Section 11.1 Tax Matters Member.

(i) NuWorld Marketing Limited is hereby designated as the initial “Tax Matters Member” of the Company for purposes of §6231 (a)(7) of the Code and shall have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes.

(ii) The Tax Matters Member shall, within ten (10) days of the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, deduction or credit, mail a copy of such notice to each Unit Holder.

(iii) The Members may at any time hereafter designate a new Tax Matters Member; provided, however, that only a Member may be designated as the Tax Matters Member of the Company.

Section 11.2 Right to Make Section 754 Election. The Manager may, in its sole discretion, make or revoke, on behalf of the Company, an election in accordance with §754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of §734 of the Code, and in the case of a transfer of a Company interest within the meaning of §743 of the Code. Each of the Unit Holders shall, upon request of the Manager, supply the information necessary to give effect to such an election.

ARTICLE XII

LIABILITY AND EXCULPATION

Section 12.1 Liability.

(i) Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

(ii) Except as otherwise expressly required by law, a Member, in its capacity as such, shall have no liability in excess of (a) the amount of its Capital Contributions, (b) its share of any assets and undistributed profits of the Company, (c) its obligation to make other payments expressly provided for in this Agreement, and (d) the amount of any distributions wrongfully distributed to it.

Section 12.2 Exculpation.

(i) No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(ii) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits or Losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

Section 12.3 Outside Businesses. Any Member, Manager or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company, the Members and the Manager shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. No Member, Manager or Affiliate thereof shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Member, Manager or Affiliate thereof shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

ARTICLE XIII

ASSIGNABILITY AND SUBSTITUTE MEMBERS

Section 13.1 Assignability of Units. No Member may assign the whole or any part of its Units or other interests in the Company without the prior written consent of each other Member, which consent may be given or withheld in the sole and absolute discretion of each such other Member. If the prior written consent of all of the other Members is obtained for any such assignment, such assignment shall, nevertheless, not entitle the assignee to become a Substitute Member or to be entitled to exercise or receive any of the rights, powers or benefits of a Member other than the right to receive distributions to which the assigning Member would be entitled, unless the assigning Member designates, in a written instrument delivered to the other Members, its assignee to become a Substitute Member and all of the other Members, in their sole and absolute discretion, consent to the admission of such assignee as a Member; and provided further, that such assignee shall not become a Substitute Member without having first executed an instrument reasonably satisfactory to the other Members accepting and agreeing to the terms and conditions of this Agreement, including a counterpart signature page to this Agreement, and without having paid to the Company a fee sufficient to cover all reasonable expenses of the Company in connection with such assignee’s admission as a Substitute Member. If a Member assigns all of its interest in the Company and the assignee of such interest is entitled to become a Substitute Member pursuant to this Section 13.1, such assignee shall be admitted to the Company effective immediately prior to the effective date of the assignment, and, immediately following such admission, the assigning Member shall cease to be a member of the Company. In such event, the Company shall not dissolve if the business of the Company is continued without dissolution in accordance with Section 14.2 hereof.

Section 13.2 Recognition of Assignment by Company. No assignment, or any part thereof, that is in violation of this Article XIII shall be valid or effective, and neither the Company nor the Members shall recognize the same for the purpose of making distributions pursuant to this Agreement with respect to such Company interest or part thereof. Neither the Company nor the nonassigning Members shall incur any liability as a result of refusing to make any such distributions to the assignee of any such invalid assignment.

Section 13.3 Effective Date of Assignment. Any valid assignment of a Member’s interest in the Company, or part thereof, pursuant to the provisions of Section 13.1 hereof shall be effective as of the close of business on the last day of the calendar month in which the other Members give their written consent to such assignment (or the last day of the calendar month in which such assignment occurs, if later). The Company shall, from the effective date of such assignment, thereafter pay all further distributions on account of the Company interest (or part thereof) so assigned, to the assignee of such interest, or part thereof. As between any Member and its assignee, Profits and Losses for the Fiscal Year of the Company in which such assignment occurs shall be apportioned for federal income tax purposes in accordance with any convention permitted under §706(d) of the Code and selected by the Manager.

ARTICLE XIV

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 14.1 No Dissolution. The Company shall not be dissolved by the admission of Substitute Members in accordance with the terms of this Agreement.

Section 14.2 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(i) A Majority Vote of the Members; or

(ii) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

Section 14.3 Notice of Dissolution. Upon the dissolution of the Company, the Person or Persons approved by a Majority Vote to carry out the winding up of the Company (the “Liquidating Trustee”) shall promptly notify the Members of such dissolution.

Section 14.4 Liquidation. Upon dissolution of the Company, the Liquidating Trustee shall immediately commence to wind up the Company’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The Unit Holders shall continue to share Profits and Losses during liquidation in the same proportions, as specified in this Agreement, as before liquidation. Each Member shall be furnished with a statement prepared by the Company that shall set forth the assets and liabilities of the Company as of the date of dissolution. The proceeds of liquidation shall be distributed, as realized, in the following order and priority:

(i) to creditors of the Company, including Unit Holders who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for distributions to Unit Holders; and

(ii) to distribute to the Unit Holders the remaining proceeds of liquidation in accordance with their Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods.

Section 14.5 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Unit Holders in the manner provided for in this Article XIV, and the Certificate shall have been canceled in the manner required by the Delaware Act.

Section 14.6 Claims of the Members. The Members and Assignees shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and Assignees shall have no recourse against the Company or any other Member or the Manager.

ARTICLE XV

MISCELLANEOUS

Section 15.1 Notices. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail, as follows:

(i) if given to the Company, in care of the Manager at the Company’s mailing address set forth on Schedule A attached hereto;

(ii) if given to the Manager, at its mailing address set forth on Schedule A attached hereto; or

(iii) if given to any Member at the address set forth opposite its name on Schedule A attached hereto, or at such other address as such Member may hereafter designate by written notice to the Company.

All such notices shall be deemed to have been given when received.

Section 15.2. Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

Section 15.3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

Section 15.4. Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.

Section 15.5. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

Section 15.6. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

Section 15.7. Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 15.8. Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

MEMBERS:

NuWORLD MARKETING LIMITED

By:	/s/ Brian Husselbee
Title:	President & CEO

COUPON SELECT, INC.

By:	/s/ Brian Husselbee
Title:	Authorized Officer

This Agreement is accepted and agreed to by:

MANAGER:

NuWORLD MARKETING LIMITED

By:	/s/ Brian Husselbee
Title:	President & CEO

SCHEDULE A

MANAGER

Name	Mailing Address
NuWorld Marketing Limited	c/o Wan Ling Martello 75 Tri-State International Suite 400 Lincolnshire, Illinois 60069

MEMBERS

Name	Mailing Address	Capital Contribution
Nu World	Same as above	All of the shares of NCH NuWorld C.V. owned by NuWorld Marketing Limited

Coupon Select, Inc.	Same as above	All of its assets, including without limitation its cash, intellectual property and other assets, except for its shares of NCH NuWorld C.V.

Number of Units

NuWorld Marketing Limited	9286 Units

Coupon Select, Inc.	714 Units